Exhibit 8.1
                                                                   -----------

                                 June 28, 2007

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
UBS Securities LLC
1285 Avenue of the Americas, 11th Floor                   Wells Fargo Bank, N.A.
New York, New York 10019                                  Sixth Street and Marquette Avenue
                                                          Minneapolis, Minnesota 55479
Mortgage Asset Securitization Transactions, Inc.
1285 Avenue of the Americas
New York, New York  10019                                 Standard & Poor's Ratings Services,
                                                           a division of The McGraw-Hill
                                                           Companies, Inc.
U.S. Bank National Association                            55 Water Street
60 Livingston Avenue, EP-MN-WS3D                          New York, New York 10041-0003
St. Paul, Minnesota 55107-2292
                                                          Fitch Ratings
                                                          One State Street Plaza
                                                          New York, New York  10004
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            Re:   STARM Mortgage Loan Trust 2007-3
                  Mortgage Pass Through Certificates, Series 2007-3
                  -------------------------------------------------


Ladies and Gentlemen:

      We have acted as special counsel for Mortgage Asset Securitization Transactions, Inc., a Delaware corporation (the "Company"), UBS Real Estate Securities Inc. ("UBSRES"), and UBS Securities LLC ("UBS"), in connection with the issuance of the Mortgage Pass Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2007 (the "Pooling and Servicing Agreement") among the Company, UBSRES, as transferor, Wells Fargo Bank, N.A., as master servicer, custodian and trust administrator and U.S. Bank National Association, as Trustee (the "Trustee").

                                  *  *  *  *

      To comply with U.S. Treasury regulations, we state that (i) this opinion is written to support the promotion and marketing by others of the transactions or matters addressed herein, (ii) this opinion is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties, and (iii) each taxpayer to whom such transactions or matters are promoted or marketed should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

                                  *  *  *  *

      The Certificates will represent the entire beneficial ownership interest in STARM Mortgage Loan Trust 2007-3 (the "Trust Fund"). The assets of the Trust Fund will consist primarily of a pool of adjustable-rate mortgage loans (the "Mortgage Loans") secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

      In arriving at the opinions expressed below, we have examined such documents and records as we deemed appropriate, including the following:

      (i) Signed copy of the Registration Statement on Form S-3 (File No. 333-130373) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), on December 16, 2005, together with each amendment thereto (such registration statement, as amended, and declared effective by the Commission on April 19, 2006) (such registration statement is referred to herein as the "Registration Statement").

      (ii) The Prospectus dated February 26, 2007 (the "Basic Prospectus"), as supplemented by the Prospectus Supplement relating to the Public Certificates, dated June [ ], 2007 (the "Prospectus Supplement"), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Basic Prospectus, as supplemented by the Prospectus Supplement, the "Prospectus").

      (iii) Signed copy of the Pooling and Servicing Agreement.

      (iv) The underwriting agreement dated June [ ], 2007, among the Company, UBS and SunTrust Capital Markets Inc. (the "Underwriting Agreement").

      (v) Specimen Certificate of each Class of Certificates (together with the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Pooling and Servicing Agreement and the Underwriting Agreement, the "Documents").

      In rendering the opinions set forth below, we have assumed, without independent investigation, that all of the Documents furnished to us are complete and authentic and that all of the Documents have been duly authorized, executed and delivered. Our opinions are also based on the assumption that all parties to the Pooling and Servicing Agreement will comply with the terms thereof, including all tax reporting requirements contained therein, that all representations made in the Pooling and Servicing Agreement by any party thereto are true, and that the issuance of the Certificates and the other transactions set forth in or contemplated by the Documents are not part of another transaction or another series of transactions that would require the Trust Fund, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111 or 6112 of the Internal Revenue Code of 1986, as amended (the "Code").

      Based upon the foregoing, we are of the opinion that each REMIC described in the Pooling and Servicing Agreement will qualify as a real estate mortgage investment conduit within the meaning of Section 860D of the Code.

      These opinions are based upon the current provisions of the Code and Treasury regulations issued or proposed thereunder, Revenue Rulings and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any such change could apply retroactively and modify the legal conclusions which such opinions are based. Our opinion is limited as described above, and we express no opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of such transactions on UBS, any member of its federal consolidated group or any of its wholly owned affiliates.

      In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                               Very truly yours,

                               /s/ Sidley Austin LLP